EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of July 27, 2004, by and between Extra Space Storage Inc. with its principal place of business at 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121 (the “Company”), and Kent W. Christensen, residing at the address set forth on the signature page hereof (the “Executive”).

WHERAS, the Company wishes to employ the Executive, and the Executive wishes to accept such offer, on the terms set forth below:

Accordingly, the parties hereto agree as follows:

1. Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the date hereof and continuing for a three-year period, unless sooner terminated in accordance with the provisions of Section 4 or Section 5; with such employment to continue for successive one-year periods in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party of non-renewal in writing prior to 90 days before the expiration of the initial term and each annual renewal, as applicable (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”).

2. Duties. During the Term, the Executive shall be employed by the Company as Senior Vice President and Chief Financial Officer of the Company and, as such, the Executive shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board of Directors of the Company (the “Board”), including, without limitation, the performance of duties for affiliates and subsidiaries of the Company. The Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder; provided that in no event shall this sentence prohibit the Executive from performing personal and charitable activities, and any other business interests as may be approved by the Board.

3. Compensation.

3.1 Salary. The Company shall pay the Executive during the Term a salary at the rate of $175,000 per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives (or, if there is no such policy, such practices of the Company’s principal affiliates). At least annually, the Board shall review the Executive’s Annual Salary and may provide for increases therein as it may in its discretion deem appropriate.

3.2 Bonus. During the Term, in addition to the Annual Salary, for each fiscal year of the Company ending during the Term, the Executive shall have the opportunity to receive an annual bonus in an amount to be determined by the Company.

3.3 Benefits - In General. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, stock option plans, retirement plans, fringe benefit programs and similar benefits that may be available to other senior executives of the Company generally, on the same terms as such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

3.4 Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement; provided that the Executive submits proof of such expenses, with the properly completed forms as prescribed from time to time by the Company, no later than 60 days after such expenses have been so incurred.

4. Termination upon Death or Disability. If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If the Executive by virtue of ill health or other disability is unable to perform substantially and continuously the duties assigned to him for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period, the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive. Upon termination of employment due to death or disability, (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive any Annual Salary and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination), and (ii) except as otherwise required under applicable law, the Executive (or, in the event of his death, his estate and beneficiaries) shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

5. Certain Terminations of Employment.

5.1 Termination by the Company for Cause; Termination by the Executive without Good Reason.

(a) For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i) commission of and indictment for, or formal admission to, a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company;

(ii) engagement in the performance of his duties hereunder, or otherwise to the material and demonstrable detriment of the Company, in willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement;

(iii) repeated failure to adhere to the directions of the Board, to adhere to the Company’s policies and practices or to devote substantially all of his business time and efforts to the Company

(iv) willful and continued failure to substantially perform his duties properly assigned to him (other than any such failure resulting from his disability) after demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes the Executive has not substantially performed such duties;

(v) breach of any of the provisions of Section 6; or

(vi) breach in any material respect of the terms and provisions of this Agreement and failure to cure such breach within 21 days following written notice from the Company specifying such breach;

provided that the Company shall not be permitted to terminate the Executive for Cause except on written notice given to the Executive at any time following the occurrence of any of the events described in clauses (i), (ii) or (v) above and on written notice given to the Executive at any time not more than 30 days following the occurrence of any of the events described in clause (iii), (iv) or (vi) above (or, if later, the Company’s knowledge thereof). No termination for Cause shall be effective unless the Board makes a Cause determination after notice to the Executive and the Executive has been provided with the opportunity (with counsel of his choice) to contest the determination at a meeting of the Board.

(b) The Company may terminate the Executive’s employment hereunder for Cause, and the Executive may terminate his employment on at least 30 days’ and not more than 60 days’ written notice given to the Company. If the Company terminates the Executive for

Cause, or the Executive terminates his employment and the termination by the Executive is not for Good Reason in accordance with Section 5.2 or covered by Section 5.3, (i) the Executive shall receive Annual Salary and other benefits (but, in all events, and without increasing the Executive’s rights under any other provision hereof, excluding any bonuses not yet paid) earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); and (ii) except as otherwise required under applicable law, the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

5.2 Termination by the Company without Cause; Termination by the Executive for Good Reason.

(a) For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by the Executive,

(i) the material reduction of the Executive’s authority, duties and responsibilities or the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with the Company;

(ii) a reduction in Annual Salary of the Executive;

(iii) the relocation of the Executive’s office to more than 100 miles from Salt Lake City, Utah; or

(iv) the Company’s material and willful breach of this Agreement.

Notwithstanding the foregoing, (i) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no later than 30 days from the date of such notice) is given no later than 30 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Company shall have 21 days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

(b) The Company may terminate the Executive’s employment at any time for any reason or no reason and the Executive may terminate the Executive’s employment with the Company for Good Reason. If the Company terminates the Executive’s employment and the termination is not covered by Section 4, 5.1 or 5.3, or the Executive terminates his employment for Good Reason and the termination by the Executive is not covered by Section 5.3, (i) the Executive shall receive Annual Salary and other benefits earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); (ii) the Executive shall receive (A) a cash payment equal to two times the sum of (x) the Executive’s Annual Salary (as in effect on the effective date of such termination) payable no later than 30 days after such termination and (y) the average of the two previous Annual Bonuses received by the Executive as provided for in Section 3.2, or, in the event the Executive has received only one Annual Bonus pursuant to Section 3.2 at the time of such termination, the Termination Bonus shall be equal to the amount of such Annual Bonus, or, in the event the Executive has not received any Annual Bonuses pursuant to Section 3.2 at the time of such termination, the Termination Bonus shall be equal to the Annual Bonus the Executive would have received under Section 3.2 if the Executive would have remained employed through the period required to be entitled to receive the Annual Bonus and satisfied all target performance objectives, payable no later than 30 days after such termination (or, if later, as soon as practicable, but in no event more than 30 days after, the amount of the Termination Bonus is known) and (B) for a period of two years after termination of employment such continuing health benefits (including any medical, vision or dental benefits), under the Company’s health plans and programs applicable to senior executives of the Company generally as the Executive would have received under this Agreement (and at such costs to the Executive) as would have applied in the absence of such termination (but not taking into account any post-termination increases in Annual Salary that may otherwise have occurred without regard to such termination and that may have favorably affected such benefits); (iii) all outstanding unvested options held by the Executive shall vest and become immediately exercisable and shall otherwise be exercisable in accordance with their terms and the Executive shall become vested in any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Internal Revenue Code of 1986, as amended; and (iv) except as otherwise required under applicable law, the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

(c) Notwithstanding clause (ii)(B) of the second sentence of Section 5.2(b), (i) nothing herein shall restrict the ability of the Company to amend or terminate the plans and programs referred to in such clause (ii)(B) from time to time in its sole discretion, and (ii) the Company shall in no event be required to provide any benefits otherwise required by such clause (ii)(B) after such time as the Executive becomes entitled to receive benefits of the same type from another employer or recipient of the Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

5.3 Change of Control.

(a) Without duplication of the foregoing, upon a “Change in Control” (as defined below) while the Executive is employed, all outstanding unvested equity-based awards

(including stock options and restricted stock) shall fully vest and become immediately exercisable, as applicable. In addition, if, after a Change in Control, the Executive terminates his employment with the Company for any reason as of the three-month anniversary of the Change in Control, such termination shall be deemed a termination by the Executive for Good Reason covered by Section 5.2, provided, that the Executive provides no less than 30 days’ advance written notice to the Company.

(b) For purposes of this Agreement, “Change in Control” shall have the same meaning as in the Extra Space Storage Inc. 2004 Long Term Incentive Compensation Plan (or any successor plan thereof).

6. Covenants of the Executive.

6.1 Covenant Against Competition; Other Covenants. The Executive acknowledges that (i) the principal business of the Company (which expressly includes for purposes of this Section 6 (and any related enforcement provisions hereof), its successors and assigns) is the development, acquisition, operation, management or investment in self-storage facilities (such businesses, and any and all other businesses that after the date hereof, and from time to time during the Term, become material with respect to the Company’s then-overall business, herein being collectively referred to as the “Business”); (ii) the Company (as successor in interest to the assets, properties and businesses of Extra Space Storage LLC) is one of the limited number of persons who have developed such a business; (iii) the Company’s Business is, in part, national in scope; (iv) the Executive’s work for Extra Space Storage LLC and the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (vi)

the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the Executive covenants and agrees that:

(a) By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, and further in consideration of the Executive’s exposure to the proprietary information of the Company, the Executive covenants and agrees that, (i) during such time as the Executive remains employed by the Company, he shall not engage in the Restricted Activities (as defined below) and (ii) during the period commencing on the date of the termination of the Executive’s employment with the Company and ending one year following the date upon which the Executive shall cease to be an employee of the Company and its affiliates, he shall not within 7 miles of any facility maintained by the Company, directly or indirectly, (A) engage in any element of the Business (other than for the Company or its affiliates) or otherwise compete with the Company or its affiliates, (B) render any services to any person, corporation, partnership or other entity (other than the Company or its affiliates) engaged in any element of the Business, or (C) become interested in any such person, corporation, partnership or other entity (other than the Company or its affiliates) as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity; (such activities set forth in Clauses (A) through (C) above collectively referred to as the “Restricted Activities”); provided, however, that, notwithstanding the foregoing, (x) the restrictions set forth in Section 6 shall not limit the Executive’s involvement or activities with respect to Extra Space of Palmdale, California, Extra Space Pico Riviera or any self-storage facilities owned by Extra Space Development LLC as of the date hereof and (y) the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (1) such securities are traded on any national securities exchange or the

National Association of Securities Dealers, Inc. Automated Quotation System, (2) the Executive is not a controlling person of, or a member of a group which controls, such entity and (3) the Executive does not, directly or indirectly, own 5% or more of any class of securities of such entity.

(b) During and after the Restricted Period, the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”), and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement. For the purposes of this Agreement, “Restricted Period” shall mean the period commencing on the first day of the Initial Term and ending one year following the date upon which the Executive shall cease to be an employee of the Company and its affiliates.

(c) During the Restricted Period, the Executive shall not, without the Company’s prior written consent, directly or indirectly, (i) solicit or encourage to leave the employment or other service of the Company, or any of its affiliates, any employee or independent contractor thereof or (ii) hire (on behalf of the Executive or any other person or entity) any employee or independent contractor who has left the employment or other service of the Company or any of its affiliates within the one-year period which follows the termination of such employee’s or independent contractor’s employment or other service with the Company and its affiliates. From the date hereof through the end of the one-year period commencing with the Executive’s termination of employment with the Company, the Executive will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates’ relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Term is or was a customer or client of the Company or any of its affiliates. While the Executive’s non-compete obligations under Section 6.1(a) are in effect, except as required by law, the Executive shall not publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the Company or any of its affiliates, or in any way adversely affecting or otherwise maligning the Business or reputation of the Company or any of its affiliates.

(d) All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Executive or made available to the Executive concerning the business of the Company or its affiliates, (i) shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon the Executive’s termination of employment, shall be immediately returned to the Company.

6.2 Rights and Remedies upon Breach.

(a) The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 6.1 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 6.1, the Company and its affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

(b) The Executive agrees that in any action seeking specific performance or other equitable relief, he will not assert or contend that any of the provisions of this Section 6 are unreasonable or otherwise unenforceable. The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

7. Other Provisions.

7.1 Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

7.2 Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7.3 Enforceability; Jurisdiction; Arbitration.

(a) The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants set forth in Section 6 upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restricted Covenants).

(b) Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 6, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 6.2) that is not resolved by the Executive and the Company (or its affiliates, where applicable) shall be submitted to arbitration in Salt Lake City, Utah in accordance with Utah law and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

7.4 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

(i)	If to the Company, to:

Extra Space Storage Inc.

2795 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah 84121

Attention: Sr. Vice-President, Human Resources

with a copy to:

Clifford Chance US LLP

31 West 52 Street

New York, New York 10019

Attention: Jay Bernstein

(ii)	If to the Executive, to:

Kent W. Christensen

[at the address set forth on the signature page hereof]

with a copy to:

Any such person may by notice given in accordance with this Section 7.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

7.5 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

7.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF UTAH WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

7.8 Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder.

7.9 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

7.10 No Duty to Mitigate. Except as may be provided in Section 5.2(c)(ii), the Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event the Executive does mitigate.

7.11 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

7.12 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

7.13 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 6, 7.3 and 7.9, and the other provisions of this Section 7 (to the extent necessary to effectuate the survival of Sections 6, 7.3 and 7.9), shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

7.14 Existing Agreements. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

7.15 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.16 Parachutes. If any amount payable to or other benefit receivable by the Executive pursuant to this Agreement is deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then, in addition to any other benefits to which the Executive is entitled under this Agreement, the Executive shall be paid by the Company an amount in cash equal to the sum of the excise taxes payable by the Executive by reason of receiving Parachute Payments plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such Parachute Payments and on any payments under this Section 7.16) as if no excise taxes had been imposed with respect to Parachute Payments. “Parachute Payment” shall mean a “parachute payment” as defined in Section 280G of the Code. The amount of any payment under this Section 7.16 shall be computed by a certified public accounting firm selected by the Company and reasonably acceptable to the Executive, subject to the last sentence of this Section 7.16. Notwithstanding any other provision of this Section 7.16, if a reduction in Parachute Payments by 10% or less would cause there not to be excise taxes imposed upon the Executive under Section 4999 of the Code (as determined by the accounting firm referred to above, but subject to the last sentence of this Section 7.16), then (i) no payments shall be made to the Executive under the foregoing provisions of this Section 7.16, and (ii) the payments and benefits provided under this Agreement shall be reduced to the extent necessary so that no excise taxes would be imposed upon the Executive. In the event that the Internal Revenue Service or a court, as applicable, finally and in a decision that has become unappealable, decides that the determinations by the accounting firm under this Section 7.16 are incorrect, then the parties shall within five business days take such corrective actions as are necessary to conform to such final decision; provided that (i) the Executive shall not initiate any proceeding or other contests regarding these matters, other than at the direction of the Company, and shall provide notice to the Company of any proceeding or other contest regarding these matters initiated by the Internal Revenue Service, and (ii) the Company shall be entitled to direct and control all such proceeding and other contests, if it commits to and does pay all costs (including without limitation legal and other professional fees) associated therewith.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

EXTRA SPACE STORAGE INC.

By:

Name:

Title:

Kent W. Christensen

[to be deleted from all public filings:]

Executive’s address –

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